SCHEDULE 14C

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SCHEDULE 14C INFORMATION

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1290 FUNDS

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1290 ASSET MANAGERS®

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

1290 FUNDS®

INFORMATION STATEMENT DATED JUNE 20, 2018

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser for 1290 Diversified Bond Fund (“Fund”), a series of 1290 Funds (“Trust”). Prior to the appointment of the new investment sub-adviser, the Fund was known as 1290 Unconstrained Bond Managers Fund. The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual and Semi-Annual Reports, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-888-310-0416 or by visiting the Trust’s website at www.1290funds.com.

AXA Equitable Funds Management Group, LLC, d/b/a 1290 Asset Managers (“1290 Asset Managers” or “Adviser”) serves as the Investment Adviser and Administrator of the Trust and is located at 1290 Avenue of the Americas, New York, New York 10104. ALPS Distributors, Inc. (“Distributor”) serves as the Distributor for the Trust’s shares and is located at 1290 Broadway #1100, Denver, CO 80203. 1290 Asset Managers, in its capacity as the Investment Adviser of the Trust, has received from the Securities and Exchange Commission (“SEC”) an exemptive order to permit 1290 Asset Managers, subject to approval of the Trust’s Board of Trustees (“Board”), to hire, terminate and replace investment sub-advisers for the Trust (“Sub-Advisers”) and to amend the sub-advisory agreements between 1290 Asset Managers and the Sub-Advisers without obtaining shareholder approval, subject to certain conditions. These conditions require, among other things, that shareholders be notified of the appointment of a new Sub-Adviser within 90 days of the effective date of the Sub-Adviser’s appointment. This Information Statement provides such notice of the appointment of a New Sub-Adviser (defined below) and the approval of a New Agreement (defined below).

At a regular meeting of the Board held on April 11-12, 2018, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Adviser, the Sub-Advisers or the Distributor (“Independent Trustees”), considered and unanimously approved the Adviser’s proposal to (1) terminate the Investment Sub-Advisory Agreement between 1290 Asset Managers and Pacific Investment Management Company LLC (“PIMCO”), dated July 1, 2015 and most recently approved by the Board at a regular meeting held on July 18-20, 2017, with respect to the Fund (“PIMCO Agreement”); (2) terminate the Investment Sub-Advisory Agreement between 1290 Asset Managers and TCW Investment Management Company (“TCW”), dated July 1, 2015 and most recently approved by the Board at a regular meeting held on July 18-20, 2017, with respect to the Fund (“TCW Agreement” and together with the PIMCO Agreement, “Old Agreements”); and (3) approve a new Investment Sub-Advisory Agreement between 1290 Asset Managers and Brandywine Global Investment Management, LLC (“Brandywine Global” or “New Sub-Adviser”) with respect to the Fund (“New Agreement”).

In connection with its approval of the New Agreement, the Board also approved the Adviser’s proposed restructuring of the Fund, involving (1) changes to the Fund’s investment objective, policies and strategy, performance benchmark, and name, and (2) changes to the Fund’s fee and expense structure. These changes, which are described in more detail below, together with the appointment of Brandywine Global as the new investment sub-adviser to the Fund, collectively are referred to as the “Fund Restructuring.”

Factors Considered by the Board

The Board considered that, in connection with the Fund Restructuring, the Fund would change from a broad “unconstrained” fixed income investment strategy implemented under a multi-advised structure, to a more focused “core plus” fixed income strategy implemented under a single-advised structure. The Board noted that the proposed Fund Restructuring was based on the Adviser’s belief that the Fund would have better prospects for future growth as a restructured fund operating under a more simplified investment mandate implemented by a single investment sub-adviser. The Board also noted that, in connection with the Fund Restructuring, the Adviser would (1) change the Fund’s investment objective so that the Fund would seek to maximize total return consisting of income and capital appreciation, (2) change the Fund’s performance benchmark to the Bloomberg Barclays U.S. Aggregate Bond Index, and (3) change the Fund’s name to “1290 Diversified Bond Fund.” The Board further noted that the Adviser proposed these related changes because they reflect the investment mandate of the restructured Fund.

The Board also considered that, in connection with the Fund Restructuring, the Adviser would (1) amend its current Investment Advisory Agreement with the Trust with respect to the Fund to reflect a revised management fee schedule that would effectively lower the management fee payable by the Fund at all asset levels, and (2) amend its contractual expense limitation arrangement with the Trust with respect to the Fund to reflect revised expense limits (or “fee caps”) for each class of shares of the Fund that are lower than the current expense limits. The Board noted the Adviser’s belief that (1) the revised management fee schedule is appropriate given the new investment mandate and single-advised structure, and (2) the lower fees and expenses that could be achieved through the new investment mandate and single-advised structure would further enhance the Fund’s prospects for future growth. The Board also noted that, other than the revised management fee schedule, all the terms of the current Investment Advisory Agreement with respect to the Fund will remain the same under the amended Investment Advisory Agreement with respect to the restructured Fund. The Board determined that it did not need to consider certain factors that it typically considers during its review of investment advisory agreements because the Board had reviewed, among other matters, the nature, quality and extent of the overall services being provided to the Fund by the Adviser, and had approved the continuation of the current Investment Advisory Agreement with respect to the Fund, at a regular meeting held on July 18-20, 2017.

In reaching its decision to approve the New Agreement, the Board considered the overall fairness of the New Agreement and whether the New Agreement was in the best interests of the Fund and its shareholders. The Board further considered all factors it deemed relevant with respect to the Fund and the New Agreement, including: (1) the nature, quality and extent of the overall services to be provided to the Fund by the New Sub-Adviser; (2) comparative performance information; (3) the level of the proposed sub-advisory fee; (4) economies of scale that may be realized by the Fund; and (5) “fall out” benefits that may accrue to the New Sub-Adviser and its affiliates (i.e., indirect benefits that the New Sub-Adviser would not receive but for the existence of the Fund). In considering the New Agreement, the Board did not identify any single factor or information as all-important or controlling, and each Trustee may have attributed different weight to each factor.

In connection with its deliberations, the Board took into account information prepared by the Adviser and the New Sub-Adviser, including memoranda and other materials addressing the factors set out above, which were provided to the Trustees prior to the meeting. The information provided to the Trustees described, among other things, the services to be provided by the New Sub-Adviser, as well as the New Sub-Adviser’s investment personnel, proposed sub-advisory fee, performance information, and other matters. The Board also took into account information provided to the Trustees at prior Board meetings. During the relevant meeting, the Trustees met with senior representatives of the Adviser to discuss the New Agreement and the information provided. The Independent Trustees met in executive session during the meeting to review the information provided. The Independent Trustees were assisted by independent legal counsel prior to and during the meeting and during their deliberations regarding the New Agreement and also received from counsel materials addressing, among other things, the legal standards applicable to their consideration of the New Agreement. In approving the New Agreement, each Trustee, including the Independent Trustees, on the basis of their business judgment after review of all information, determined that the proposed sub-advisory fee was fair and reasonable and that the approval of the New Agreement was in the best interests of the Fund and its shareholders. Although the Board gave attention to all information provided, the following discusses some of the primary factors that the Board deemed relevant to its decision to approve the New Agreement.

The Board evaluated the nature, quality and extent of the overall services to be provided to the Fund and its shareholders by the New Sub-Adviser. In addition to the investment performance information discussed below, the Board considered the New Sub-Adviser’s responsibilities with respect to the Fund pursuant to the New Agreement. The Board considered that the New Sub-Adviser, subject to the oversight of the Adviser, would be responsible for making investment decisions with respect to the Fund; placing with brokers or dealers orders for the purchase and sale of investments for the Fund; and performing certain related administrative functions. The Board also reviewed information regarding the New Sub-Adviser’s process for selecting investments for the Fund, as well as information regarding the qualifications and experience of the New Sub-Adviser’s portfolio managers who would provide services to the Fund. In this regard, the Board noted that, in connection with the Fund Restructuring, the investment strategy, philosophy and approach employed with respect to the Fund will change. The Board also considered information regarding the New Sub-Adviser’s procedures for executing portfolio transactions for the Fund and the New Sub-Adviser’s policies and procedures for selecting brokers and dealers and obtaining research from those brokers and dealers. In addition, the Board received information regarding the New Sub-Adviser’s trading experience and how the New Sub-Adviser would seek to achieve “best execution” on behalf of the Fund.

The Board also considered the Fund’s Chief Compliance Officer’s evaluation of the New Sub-Adviser’s compliance program, policies and procedures, and certification that they were consistent with applicable legal standards. The Board also considered whether there were any pending lawsuits, enforcement proceedings or regulatory investigations involving the New Sub-Adviser and reviewed information regarding the New Sub-Adviser’s financial condition and history of operations and potential conflicts of interest in managing the Fund.

The Board also received and reviewed performance data relating to the New Sub-Adviser’s management of a composite account (i.e., all accounts that the New Sub-Adviser advises or sub-advises with investment objectives, policies and strategies similar to those proposed for the restructured Fund), as compared to an appropriate peer group and the performance benchmark proposed for the restructured Fund. The Board generally considered long-term performance to be more important than short-term performance. The Board noted that the New Sub-Adviser does not currently advise or sub-advise other funds with investment objectives, policies and strategies similar to those proposed for the restructured Fund. The Board also considered the New Sub-Adviser’s expertise, resources, proposed investment strategy, and personnel for advising the Fund.

Based on its review, the Board determined that the nature, quality and extent of the overall services to be provided by the New Sub-Adviser were appropriate for the Fund in light of its investment objective and, thus, supported a decision to approve the New Agreement.

With respect to the New Agreement, the Board considered the proposed sub-advisory fee for the New Sub-Adviser in light of the nature, quality and extent of the overall services to be provided by the New Sub-Adviser. In this regard, the Board noted that the sub-advisory fee to be payable to Brandywine Global under the New Agreement is expected to be lower than the sub-advisory fees paid to PIMCO and TCW under the Old Agreements. In addition, the Board considered the relative levels of the sub-advisory fee to be paid to the New Sub-Adviser with respect to the Fund and the management fee to be retained by the Adviser in light of, among other factors, the services provided to the Fund by the Adviser and the New Sub-Adviser. In this regard the Board noted that, although the Adviser is proposing to amend its current Investment Advisory Agreement with the Trust with respect to the Fund to reflect a revised management fee schedule that would effectively lower the management fee payable by the Fund at all asset levels, the appointment of the New Sub-Adviser is expected to have a positive impact on the Adviser’s advisory fee spread at the Fund’s current asset levels and at scale. The Board also considered the proposed sub-advisory fee in light of the fees that the New Sub-Adviser charges under other advisory agreements with other clients.

The Board further noted that the Adviser, and not the Fund, would pay the New Sub-Adviser and that the proposed sub-advisory fee was negotiated between the New Sub-Adviser and the Adviser. Moreover, the Board noted that the Adviser generally is aware of the fees charged by sub-advisers to other clients and that the Adviser believes that the fee agreed upon with the New Sub-Adviser is reasonable in light of the nature, quality and extent of the investment advisory services to be provided. Based on its review, the Board determined that the proposed sub-advisory fee is fair and reasonable.

With respect to the Investment Advisory Agreement, the Board considered that, based on the fee and expense reductions described above, Fund shareholders were expected to experience a 50 basis point reduction in the Fund’s total expense ratio. The Board also noted that, like the current management fee schedule, the revised management fee schedule includes breakpoints that would reduce the management fee rate as Fund assets increase above certain levels and that any such further reduction in the Fund’s management fee rate would result in corresponding further reductions in the Fund’s total expense ratio. The Board also noted that, to the extent that the Adviser waives fees pursuant to the amended expense limitation arrangement, the Fund’s actual management fee may be lower than the Fund’s contractual management fee. Based on its review, the Board determined that the Adviser’s proposed fee for the Fund is fair and reasonable.

The Board also considered the estimated impact of the Fund Restructuring on the profitability of the Adviser. In this regard, the Board noted that the proposed sub-advisory fee together with the Adviser’s proposed changes to the Fund’s fee and expense structure are expected to have a negative impact on the Adviser’s overall profitability at the Fund’s current asset levels and at scale. The Adviser advised the Board that it does not regard Sub-Adviser profitability as meaningful to its evaluation of the New Agreement. The Board acknowledged the Adviser’s view of Sub-Adviser profitability, noting the Board’s findings as to the reasonableness of the sub-advisory fee and that the fee is the product of negotiations with the Adviser and reflect levels of profitability acceptable to the Adviser and the New Sub-Adviser based on the particular circumstances in each case for each of them.

The Board also considered whether economies of scale would be realized as the restructured Fund grows larger and the extent to which this is reflected in the proposed sub-advisory fee schedule. While recognizing that any precise determination is inherently subject to assumptions and subjective assessments, the Board noted that the proposed sub-advisory fee rate schedule for the Fund includes breakpoints that would reduce the sub-advisory fee rate as Fund assets under the New Sub-Adviser’s management increase above certain levels. In this regard, the Board acknowledged that, at some levels, the breakpoints in the sub-advisory fee rate schedule may result in savings to the Adviser and not to shareholders. The Board considered these factors, and the relationship they bear to the revised fee and expense structure proposed to be charged to the restructured Fund by the Adviser, and concluded that there would be a reasonable sharing of benefits from any economies of scale with the Fund. The Board also considered that the Adviser continues to share economies of scale with the Fund and its shareholders through the revised fee and expense structure described above.

The Board also considered possible fall-out benefits and other types of benefits that may accrue to the New Sub-Adviser, including the following. The Board recognized that the New Sub-Adviser and its affiliates may sell, and earn sales commissions and/or other compensation with respect to, the Fund and other investment products issued by the Adviser or its affiliates. In addition, the Board noted that the New Sub-Adviser may benefit from greater exposure in the marketplace with respect to the New Sub-Adviser’s investment process and from expanding its level of assets under management, and the New Sub-Adviser may derive benefits from its association with the Adviser. Based on its review, the Board determined that any fall-out benefits and other types of benefits that may accrue to the New Sub-Adviser are fair and reasonable.

Brandywine Global was allocated Fund assets effective on or about June 15, 2018.

Information Regarding the Investment Sub-Advisory Agreement

The terms of the New Agreement between 1290 Asset Managers and Brandywine Global are substantially similar to the terms of the Old Agreements between 1290 Asset Managers and each of PIMCO and TCW, except as to the effective date and compensation, and except that the New Agreement includes: a more detailed description of 1290 Asset Managers’ general responsibilities with respect to the Fund, including the responsibilities for which 1290 Asset Managers remains responsible in connection with its delegation of responsibilities to Brandywine Global; certain representations by 1290 Asset Managers regarding compliance with certain Commodity Futures Trading Commission regulations, as applicable; a more detailed description of 1290 Asset Managers’ and Brandywine Global’s confidentiality obligations with respect to information obtained in connection with their respective duties under the New Agreement; and certain other non-material changes. Pursuant to the New Agreement, the New Sub-Adviser is appointed by 1290 Asset Managers to act as investment sub-adviser for the Fund and to manage the investment and reinvestment of the portion of the Fund that has been allocated to the New Sub-Adviser from time to time, subject to the direction, control and oversight of 1290 Asset Managers and the Board. The New Agreement will remain in effect for an initial two-year term and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The New Agreement can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Fund, on sixty days’ written notice to 1290 Asset Managers and the New Sub-Adviser, or by 1290 Asset Managers or the New Sub-Adviser on sixty days’ written notice to the Trust and the other party. The New Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Advisory Agreement between 1290 Asset Managers and the Trust is terminated for any other reason. 1290 Asset Managers (and not the Fund) is responsible for the payment of the sub-advisory fee to the New Sub-Adviser. The sub-advisory fee rate payable to Brandywine Global under the New Agreement is lower at all asset levels than the sub-advisory fee rates paid to PIMCO and TCW under the Old Agreements. Accordingly, in connection with the appointment of Brandywine Global and the Fund Restructuring, 1290 Asset Managers has contractually reduced the management fee payable to it by the Fund.

The New Agreement generally provides that the New Sub-Adviser will not be liable for any losses, claims, damages, liabilities or litigation incurred by 1290 Asset Managers or the Trust as a result of any error of judgment or mistake of law by the New Sub-Adviser with respect to the Fund, except that nothing in the New Agreement limits the New Sub-Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the New Sub-Adviser in the performance of any of its duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund, if such statement or omission was made in reliance upon information furnished by the New Sub-Adviser to 1290 Asset Managers or the Trust.

Comparison of Sub-Advisory Fees

The sub-advisory fee rate payable to Brandywine Global under the New Agreement is lower at all asset levels than the sub-advisory fee rates paid to PIMCO and TCW under the Old Agreements. Accordingly, the effective sub-advisory fee rate that 1290 Asset Managers pays to Brandywine Global under the New Agreement is lower than the effective sub-advisory fee rates that 1290 Asset Managers paid to PIMCO and TCW under the Old Agreements. If, during the Fund’s fiscal year ended October 31, 2017, the assets that were allocated to PIMCO and TCW had been allocated entirely to Brandywine Global, the aggregate sub-advisory fee rate of 0.520% of the Fund’s average daily net assets and the aggregate sub-advisory fees of $368,718 that 1290 Asset Managers paid to PIMCO and TCW would have decreased to 0.150% and $105,496, respectively. This 0.370% decrease in the aggregate advisory fee rate represents a $263,222 decrease in the aggregate sub-advisory fees paid by 1290 Asset Managers with respect to the Fund for the fiscal year ended October 31, 2017.

Information Regarding Brandywine Global Investment Management, LLC

The following provides additional information about the New Sub-Adviser. The New Sub-Adviser does not advise any comparable funds subject to the 1940 Act, so information with respect to advisory fees paid to the New Sub-Adviser by such funds is not provided.

Brandywine Global is organized as a limited partnership in the State of Delaware and is a wholly-owned subsidiary of Legg Mason, Inc. As of December 31, 2017, Brandywine Global had approximately $75.5 billion in assets under management.

Effective as of June 2018, Anujeet Sareen, CFA, Gary P. Herbert, CFA, and Tracy Chen are jointly and primarily responsible for the investment decisions for the Fund. Anujeet Sareen is a portfolio manager for Brandywine Global’s global fixed income and related strategies. Prior to joining Brandywine Global in 2016, Mr. Sareen was employed at Wellington Management since 1994 where he served as a managing director of global fixed income and a global macro strategist, as well as Chair of the Currency Strategy Group. Gary Herbert is a portfolio manager and head of Global Credit for Brandywine Global. Mr. Herbert joined Brandywine Global in March 2010, bringing with him over 20 years of high yield experience. Previously, he was a Managing Director, Portfolio Manager with Guggenheim Partners, LLC (2009-2010); a Managing Director, Portfolio Manager with Dreman Value Management, LLC (2007-2009); and an Executive Director, Portfolio Manager (1999-2007) and Associate (1994-1998) with Morgan Stanley Investment Management. Tracy Chen is a portfolio manager and head of Structured Credit for Brandywine Global. Ms. Chen is responsible for conducting credit analysis on mortgage-backed securities (MBS) with special emphasis on collateralized mortgage obligations (CMOs), collateralized loan obligations (CLOs) and other structured products. She also monitors and analyzes the investment merits of global corporate debt issues. She joined the firm in August 2008. Prior to joining Brandywine Global, she was with UBS Investment Bank as director of the fixed income valuation group (2006-2008), GMAC Mortgage Group as a mortgage pricing analyst (2003-2006), Deloitte Consulting as a senior corporate strategy consultant (2001-2003), and J&A Securities Ltd. in Shenzhen, China, as an international corporate finance associate (1995-1999).

Brandywine Global’s office is located at 1735 Market Street, Suite 1800, Philadelphia, Pennsylvania, 19103. Brandywine Global’s principal executive officers and directors include:

Name	Title/Responsibilities
Mark P. Glassman*	Chief Administrative Officer
Christopher D. Marzullo*	General Counsel & Chief Compliance Officer
David F. Hoffman*	Elected Manager - Senior Managing Director
Adam B. Spector*	Elected Manager - Managing Partner
John D. Kenney**	Elected Manager
Patricia Lattin**	Elected Manager
Jeffrey S. Masom**	Elected Manager
Henry F. Otto*	Elected Manager - Senior Managing Director
Steven M. Tonkovich*	Senior Managing Director
Stephen S. Smith*	Senior Managing Director
Patrick S. Kaser*	Managing Director
Ursula A. Schliessler***	Elected Manager

*	The address of each of these individuals is 1735 Market Street, Suite 1800, Philadelphia, Pennsylvania, 19103.
**	The address of each of these individuals is 100 International Drive, Baltimore Maryland 21202.
***	The address of this individual is 201 Bishopsgate, 7th Floor, London EC2M 3AB GBR.

For its services to the Fund, Brandywine Global receives a sub-advisory fee as follows: 0.15% of the Fund’s average daily net assets up to and including $100 million; 0.13% of the Fund’s average daily net assets over $100 million up to and including $500 million; and 0.10% of the Fund’s average daily net assets in excess of $500 million.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each series of the Trust may engage in brokerage transactions with brokers that are affiliates of the Adviser or the Sub-Advisers, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Adviser or the Sub-Advisers. The Fund did not engage in brokerage transactions with any affiliate during the year ended December 31, 2017.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of 1290 Asset Managers, may be deemed to be a control person with respect to the Trust by virtue of its ownership of a substantial majority of the Trust’s shares as of May 31, 2018. 1290 Asset Managers is organized as a Delaware limited liability company and is a wholly owned subsidiary of AXA Equitable. AXA Equitable is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each series of the Trust. As of May 31, 2018 the Trustees and Officers of the Trust owned less than one percent of the shares of beneficial interest of the Fund.

To the Trust’s knowledge, as of May 31, 2018, the following persons are deemed to own beneficially more than 5% of the outstanding shares of any class of the Fund:

Share Class	Shareholder	Shares Beneficially Owned	Percentage Owned
Class A	AXA Equitable Funds Management Group, LLC 1290 Avenue of the Americas, Fl 16 New York NY 10104-0101	10,000.00	92.95%

Class A	Mutual Fund Trading 4707 Executive Drive San Diego, CA 92121-3091	747.47	6.95%

Class I	AXA Equitable Funds Management Group, LLC 1290 Avenue of the Americas, Fl 16 New York NY 10104-0101	6,980,000.00	98.46%

Class R	AXA Equitable Funds Management Group, LLC 1290 Avenue of the Americas, Fl 16 New York NY 10104-0101	10,000.00	99.69%

Outstanding Shares

The outstanding shares of each class of the Fund as of May 31, 2018 are set forth below:

	Class A	Class I	Class R
Outstanding Shares	10756.193	7088552.933	10030.904

A copy of the Trust’s April 2018 Semi-Annual Report is attached